APOGEE DELIVERS STRONG FY17 Q1 EPS GROWTH; RAISES EPS GUIDANCE

◦	Revenues up 3%

◦	Operating margin up 300 basis points

◦	EPS up 49%

◦	Backlog up 8%

◦	FY17 outlook: ~10% revenue growth; EPS range raised to $2.70-$2.85; backlog expected to grow for the year

MINNEAPOLIS, MN (June 22, 2016) - Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2017 first-quarter results. Apogee provides distinctive solutions for enclosing commercial buildings and framing art.

FY17 FIRST QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $247.9 million were up 3 percent.

◦	In constant currency, revenues were up 4 percent.

•	Operating income of $26.2 million was up 44 percent.

◦	Operating margin was 10.6 percent, up 300 basis points.

•	Earnings per share of $0.61 were up 49 percent.

•	Backlog of $509.7 million was up 8 percent.

•	Cash and short-term investments were $67.5 million.

COMMENTARY
“I am very pleased with our start to fiscal 2017 - in the first quarter, we grew gross margin by 280 basis points, operating margin by 300 basis points and earnings per share by 49 percent,” said Joseph F. Puishys, Apogee chief executive officer. “Revenue growth at 3 percent was consistent with our expectations, given the timing of project activity.

“All three architectural segments delivered significant operating income growth, and two of these three segments grew the topline double digits as well,” said Puishys. “Backlog also grew in the quarter, both sequentially and compared to the prior-year period.

“With our solid operational performance in the quarter and expectations that this level of execution will continue throughout the year, we’ve increased our earnings per share outlook for fiscal 2017 to $2.70 to $2.85, up from $2.65 to $2.80,” he said.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY17 FIRST-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Glass

•	Revenues of $93.4 million were down 8 percent, as expected, based on timing of project activity.

◦	In constant currency, revenues were down 6 percent.

•	Operating income grew to $9.5 million, up 15 percent.

◦	Operating margin expanded 200 basis points to 10.2 percent, due to improved pricing and mix, and strong operational performance.

Architectural Services

•	Revenues of $62.8 million were up 13 percent.

•	Operating income grew to $3.2 million, up 238 percent.

◦	Operating margin expanded 340 basis points to 5.1 percent, on good project execution and increased volume at better project margins.

Architectural Framing Systems

•	Revenues of $81.1 million were up 13 percent, on volume growth.

◦	In constant currency, revenues were up 14 percent.

•	Operating income grew to $10.2 million, up 94 percent.

◦	Operating margin expanded 530 basis points to 12.6 percent, as a result of improved operational performance and volume growth.

Large-Scale Optical Technologies

•	Revenues of $20.0 million were flat.

•	Operating income of $4.7 million was down 4 percent.

◦	Operating margin was 23.2 percent, compared to 24.1 percent, due to new market investments and product mix; operational performance remains strong.

Consolidated Backlog

•	Backlog of $509.7 million was up 8 percent from $470.8 million in the prior-year period, and up slightly from the backlog of $508.0 million at the end of fiscal 2016.

◦	Approximately $364 million, or 71 percent, of the backlog is expected to be delivered in fiscal 2017; and approximately $146 million, or 29 percent, in fiscal 2018.

Financial Condition

•	Cash and short-term investments totaled $67.5 million, compared to $90.6 million at the end of fiscal 2016.

◦
Seasonal first-quarter payments, including annual incentive compensation, and significant capital expenditures, primarily for new architectural glass capabilities, reduced cash and short-term investments in the quarter.

•	Non-cash working capital was $94.2 million, compared to $68.8 million at the end of fiscal 2016.

•	Capital expenditures in the first quarter were $17.8 million, compared to $8.8 million in the prior-year period.

•	Debt was $22.3 million, compared to $20.4 million at the end of fiscal 2016. Almost all the debt is long-term, low-interest industrial revenue bonds.

•	Depreciation and amortization in the first quarter was $7.7 million.

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

FY17 OUTLOOK
“For fiscal 2017, we expect continued top- and bottom-line growth, based on our backlog, commitments and bidding activity,” said Puishys. “We’ve increased our earnings per share outlook for the year to $2.70 to $2.85, from $2.65 to $2.80, as a result of improved operational performance in the first quarter that we expect will continue throughout the year. We are maintaining our outlook for revenue growth of approximately 10 percent.

“Apogee expects mid-single digit U.S. commercial construction market growth in fiscal 2017, as market activity, the Architecture Billings Index, office employment and office vacancy rates all show positive momentum,” he said. “With our internal market visibility and external metrics moving in the right direction, we see sustained U.S. non-residential market growth at least through fiscal 2020.”

Puishys said that fiscal 2017 capital expenditures are anticipated to be approximately $60 million as Apogee invests to increase capabilities, productivity and capacity. Gross margin is expected to be greater than 26 percent and operating margin at least 11 percent.

“Longer term, we believe our strategies to grow through new geographies, new products and new markets, along with our backlog, bidding activity, and focus on better project selection, productivity and operational improvements, support our fiscal 2018 goals of at least a 12 percent operating margin on revenues of $1.2 to $1.3 billion,” Puishys said.

TELECONFERENCE AND SIMULTANEOUS WEBCAST
Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, June 23. To participate in the teleconference, call (866) 525-3151 toll free or (330) 863-3393 international, access code 30979915. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on investors, then overview and then the webcast link on that page. The webcast also will be archived for replay on the company’s web site.

ABOUT APOGEE ENTERPRISES
Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in four segments, with three of the segments serving the commercial construction market:

•	Architectural Glass segment consists of Viracon, the leading fabricator of coated, high-performance architectural glass for global markets.

•	Architectural Services segment consists of Harmon, Inc., one of the largest U.S. full-service building glass installation and renovation companies.

•
Architectural Framing Systems segment businesses design, engineer, fabricate and finish the aluminum frames for window, curtainwall and storefront systems that comprise the outside skin of buildings. Businesses in this segment are: Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products; Alumicor, a fabricator of aluminum storefront, entrance, curtainwall and window products for Canadian markets; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-Scale Optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer primarily for the custom picture framing market.

USE OF NON-GAAP FINANCIAL MEASURES
In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), this news release also contains the following non-GAAP measures:

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

•
Constant currency revenue excludes the impact of fluctuations in foreign currency on Apogee’s international operations. The company believes providing constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. Constant currency percentages are calculated by converting prior-period local currency results using the current period exchange rates and comparing these converted amounts to current period reported results.

•
Backlog represents the dollar amount of revenues Apogee expects to recognize in the near-term from firm contracts or orders. The company uses backlog as one of the metrics to evaluate near-term sales trends in our business.

•	Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The company considers this measure an indication of the financial strength of the company.

•
Non-cash working capital is defined as current assets, excluding cash and short-term securities, less current liabilities, excluding current portion of long-term debt. The company considers this a useful metric in measuring working capital management over time.

Apogee believes that these non-GAAP measures provide enhanced transparency with respect to revenue growth, cash management and operational management. These non-GAAP measures should be viewed in addition to, and not as an alternative to, the reported financial results of the company prepared in accordance with GAAP. Other companies may calculate these measures differently than Apogee, limiting the usefulness of the measure for comparison with other companies.

FORWARD-LOOKING STATEMENTS
The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: (A) global economic conditions and the cyclical nature of the North American and Latin American commercial construction industries, which impact our three architectural segments, and consumer confidence and the conditions of the U.S. economy, which impact our large-scale optical segment; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) product performance, reliability and quality issues; (F) project management and installation issues that could result in losses on individual contracts; (G) changes in consumer and customer preference, or architectural trends and building codes; (H) dependence on a relatively small number of customers in certain business segments; (I) revenue and operating results that could differ from market expectations; (J) self-insurance risk related to a material product liability or other event for which the company is liable; (K) dependence on information technology systems and information security threats; (L) cost of compliance with and changes in environmental regulations; (M) interruptions in glass supply; and (N) loss of key personnel and inability to source sufficient labor. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 27, 2016.

(Tables follow)

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Statement of Income
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended	%
Dollars in thousands, except per share amounts	May 28, 2016	May 30, 2015	Change

Net sales	$247,880	$239,962	3%
Cost of sales	183,452	184,374	(1)%
Gross profit	64,428	55,588	16%
Selling, general and administrative expenses	38,179	37,364	2%
Operating income	26,249	18,224	44%
Interest income	275	237	16%
Interest expense	157	167	(6)%
Other income, net	256	48	433%
Earnings before income taxes	26,623	18,342	45%
Income tax expense	8,901	6,216	43%
Net earnings	$17,722	$12,126	46%

Earnings per share - basic	$0.62	$0.42	48%
Average common shares outstanding	28,702	29,044	(1)%
Earnings per share - diluted	$0.61	$0.41	49%
Average common and common equivalent shares outstanding	28,901	29,479	(2)%
Cash dividends per common share	$0.1250	$0.1100	14%

Business Segments Information
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended	%
	May 28, 2016	May 30, 2015	Change
Net sales
Architectural Glass	$93,360	$101,175	(8)%
Architectural Services	62,820	55,652	13%
Architectural Framing Systems	81,132	71,900	13%
Large-Scale Optical	20,028	20,219	(1)%
Eliminations	(9,460)	(8,984)	(5)%
Total	$247,880	$239,962	3%
Operating income (loss)
Architectural Glass	$9,531	$8,283	15%
Architectural Services	3,181	942	238%
Architectural Framing Systems	10,232	5,261	94%
Large-Scale Optical	4,652	4,870	(4)%
Corporate and other	(1,347)	(1,132)	(19)%
Total	$26,249	$18,224	44%

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)
	May 28, 2016	February 27, 2016
Assets
Current assets	$331,833	$336,793
Net property, plant and equipment	214,459	202,462
Other assets	121,437	118,185
Total assets	$667,729	$657,440
Liabilities and shareholders' equity
Current liabilities	$170,146	$177,381
Long-term debt	22,305	20,400
Other liabilities	51,662	53,464
Shareholders' equity	423,616	406,195
Total liabilities and shareholders' equity	$667,729	$657,440

Consolidated Condensed Statement of Cash Flows
(Unaudited)
	Thirteen	Thirteen
	Weeks Ended	Weeks Ended
In thousands	May 28, 2016	May 30, 2015

Net earnings	$17,722	$12,126
Depreciation and amortization	7,720	7,741
Share-based compensation	1,390	1,040
Other, net	(372)	(3,324)
Changes in operating assets and liabilities	(27,318)	3,272
Net cash (used in) provided by operating activities	(858)	20,855
Capital expenditures	(17,725)	(8,752)
Net purchases of marketable securities	(751)	(34,091)
Other, net	(1,842)	(823)
Net cash used in investing activities	(20,318)	(43,666)
Dividends paid	(3,560)	(3,215)
Other, net	1,069	2,780
Net cash used in financing activities	(2,491)	(435)
Decrease in cash and cash equivalents	(23,667)	(23,246)
Effect of exchange rates on cash	164	(735)
Cash and cash equivalents at beginning of year	60,470	52,185
Cash and cash equivalents at end of period	$36,967	$28,204

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

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Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com